UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 30, 2009

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2009, Solta Medical, Inc. (the “Company”), entered into a Second Amendment to Loan and Security Agreement (the “Amendment”), which amends the Loan and Security Agreement dated as of March 9, 2009 between the Company and Silicon Valley Bank (the “Loan Agreement”). The Amendment provides for an increase of the secured revolving loan facility to $8.0 million, an amendment to the borrowing base formula for the revolving loan facility to provide that the borrowing base will be based on 70% of the Company’s gross balance sheet accounts receivable, and an additional $1.0 million secured term loan. On June 30, 2009, the Company drew down $1.0 million as a term loan.

Borrowings under the additional term loan accrue interest at a per annum rate equal to 6.39%. The term loan is payable in 33 equal monthly payments of principal and interest. All outstanding amounts under the additional term loan, plus a final payment of $35,000, will be due and payable on the maturity date of March 1, 2012. In the event the Company elects to prepay the term loan prior to the maturity date, the Company is required to pay a fee in the amount of $20,000.

Additional details of the Loan Agreement were previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2009, under Item 1.01, “Entry into a Material Definitive Agreement,” and are incorporated herein by reference.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Loan and Security Agreement between Solta Medical, Inc. and Silicon Valley Bank dated June 30, 2009.

99.1	Press Release of Solta Medical, Inc. dated as of July 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: July 6, 2009	By:	/s/ John F. Glenn
John F. Glenn
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Loan and Security Agreement between Solta Medical, Inc. and Silicon Valley Bank dated June 30, 2009.

99.1	Press Release of Solta Medical, Inc. dated as of July 6, 2009.